Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the proxy statement/prospectus constituting a part of this Registration Statement on Amendment No. 1 to Form S-4 of our report dated November 12, 2025, which includes an explanatory paragraph relating to Hadron Energy, Inc.’s ability to continue as a going concern, relating to the financial statements of Hadron Energy, Inc. as of December 31, 2024, and for the period from July 8, 2024 (inception) to December 31, 2024, which is contained in that proxy statement/prospectus. We also consent to the reference to us under the caption “Experts” in the proxy statement/prospectus.

/s/ WithumSmith+Brown, PC

San Francisco, California

January 20, 2026